Exhibit 99

                                  CONTACT: BOB READY OR
FOR IMMEDIATE RELEASE       RON STOWELL
DATE: January 8, 2007                                                                                                                       (513) 793-3200

LSI INDUSTRIES INC. RELEASES PRELIMINARY OUTLOOK
FOR THE SECOND QUARTER ENDED DECEMBER 31, 2006, AND
REVISES DOWNWARD FISCAL 2007 GUIDANCE

Cincinnati, OH; January 8, 2007 - LSI Industries Inc. (Nasdaq:LYTS) today stated that, based upon preliminary information, it expects to report net sales of approximately $80 million and diluted earnings per share between $0.19 and $0.22 for the second quarter ended December 31, 2006. Current analysts’ “street” estimates range between $0.25 and $0.29 per share. For the same period of the prior year, diluted per share earnings were $0.19.

Taking into consideration weaker than expected second quarter operating results, management now expects diluted earnings per share to be between $0.88 and $0.93 for the fiscal year ending June 30, 2007, an increase of between 24% and 31% over fiscal 2006. This compares to management’s previous guidance of $0.94 to $1.03 per share and analysts’ “street” estimates of $0.95 to $1.12 per share. For fiscal 2006, diluted earnings per share were $0.71. Net sales for fiscal 2007 are expected to be between $320 million and $335 million, compared to the previous guidance range of $330 million to $345 million and actual net sales of $280 million for fiscal 2006. The Company plans to report second quarter operating results on January 25, 2007.

Company Comments

Bob Ready, President and Chief Executive Officer, commented, “While our commercial / industrial lighting growth continues to match what we are seeing in the industry in general, that growth is not expected to be as high as originally anticipated. Additionally, slower than planned petroleum and niche market relighting programs, and delays in planned shipments to two national retail customers also impacted the second quarter. All of these major programs remain active and we expect will continue through fiscal 2008. The precise volume in any particular quarter depends on a multitude of customer decisions, is subject to change, and therefore is difficult to predict. An expected reduction in income contribution from our lighting business is a direct result of changes in product mix and this lower sales volume given our traditional leverage during the second quarter. Our Graphics and Technology Segment businesses operated above plan for the quarter, even though shipments of some LED advertising billboards were rescheduled by the customer into the third quarter.

“Based upon the current business outlook, we now expect fiscal 2007 net sales to be between $320 million and $335 million and diluted earnings per share to be between $0.88 and $0.93. We will provide further commentary on the second quarter and outlook for the remainder of fiscal 2007 when final results for the quarter are known and reported.”

LSI Industries Inc. Preliminary Outlook for the Second Quarter
January 8, 2007

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995:

This document contains certain forward-looking statements that are subject to numerous assumptions, risks or uncertainties. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. Forward-looking statements may be identified by words such as “estimates,” “anticipates,” “projects,” “plans,” “expects,” “intends,” “believes,” “seeks,” “may,” “will,” “should” or the negative versions of those words and similar expressions, and by the context in which they are used. Such statements are based upon current expectations of the Company and speak only as of the date made. Actual results could differ materially from those contained in or implied by such forward-looking statements as a result of a variety of risks and uncertainties. These risks and uncertainties include, but are not limited to, the impact of competitive products and services, product demand and market acceptance risks, reliance on key customers, financial difficulties experienced by customers, the adequacy of reserves and allowances for doubtful accounts, fluctuations in operating results or costs, unexpected difficulties in integrating acquired businesses, and the ability to retain key employees of acquired businesses. The Company has no obligation to update any forward-looking statements to reflect subsequent events or circumstances.

About the Company

LSI Industries is an Image Solutions company, combining integrated design, manufacturing, and technology to supply its own high quality lighting fixtures and graphics elements for applications in the retail, specialty niche, and commercial markets. The Company’s Lighting Segment produces high performance products dedicated to the outdoor, architectural outdoor, indoor, architectural indoor and accent/downlight markets. The Graphics Segment provides a vast array of products and services including signage, menu board systems, active digital signage, decorative fixturing, design support, engineering and project management for custom programs for today’s retail environment. The Company’s Technology Segment develops and designs high performance light engines, digital signage and other products using LED lighting technology, including large format LED video screens for the entertainment and sports markets. LSI’s major markets are the petroleum / convenience store, multi-site retail (including automobile dealerships, restaurants and national retail accounts) and the commercial / industrial lighting markets. LSI employs approximately 1,900 people in fifteen facilities located in Ohio, California, New York, North Carolina, Kansas, Kentucky, Rhode Island, Tennessee, Texas and Montreal, Canada. The Company’s common shares are traded on the NASDAQ Global Select Market under the symbol LYTS.

For further information, contact either Bob Ready, Chief Executive Officer and President, or Ron Stowell, Vice President, Chief Financial Officer, and Treasurer at (513) 793-3200.

Additional note: Today’s news release, along with past releases from LSI Industries, is available on the Company’s internet site at www.lsi-industries.com or by email or fax, by calling the Investor Relations Department at (513) 793-3200.